                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

      (2) Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

          ---------------------------------------------------------------------
      (4) Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
      (5) Total fee paid:

          ---------------------------------------------------------------------
[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

           --------------------------------------------------------------------
       (2) Form, Schedule or Registration Statement No.:

           --------------------------------------------------------------------
       (3) Filing Party:

           --------------------------------------------------------------------
       (4) Date Filed:

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

                              [LETTERHEAD OF ABFS]

Dear Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of American Business Financial Services, Inc. ("ABFS" or the "Company") which will be held on December 15, 1998 at 2:00 P.M. (Eastern Standard Time) at the office of ABFS, 111 Presidential Blvd., Bala Cynwyd, PA 19004. The official notice of the Annual Meeting together with a proxy statement and form of proxy are enclosed. Please give this information your careful attention. At the meeting, stockholders of ABFS are being asked to elect two directors of ABFS.

     Whether or not you expect to attend the meeting in person it is important that your shares be voted at the meeting. I urge you to specify your choices by marking the enclosed proxy and returning it promptly.

                                          Sincerely,

                                          /s/ Anthony J. Santilli, Jr.
                                          ----------------------------
                                          Anthony J. Santilli, Jr.
                                          Chairman and Chief Executive Officer

                   American Business Financial Services, Inc.
                             111 Presidential Blvd.
                              Bala Cynwyd, PA 19004

                           ---------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          to be held December 15, 1998

                           ---------------------------

TO OUR STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of AMERICAN BUSINESS FINANCIAL SERVICES, INC. (the "Company" or "ABFS") will be held on December 15, 1998 at 2:00 P.M. (Eastern Standard Time), at the office of ABFS, 111 Presidential Boulevard, Bala Cynwyd, PA 19004 for the following purposes:

1. To elect two Class II directors named herein to serve for terms described in the accompanying Proxy Statement and until their successors are elected and qualified, as more fully described in the accompanying Proxy Statement; and

2. To act upon such other business as may properly come before this meeting or any postponement or adjournment thereof.

     The Board of Directors is not aware of any other business to come before the Annual Meeting.

     The Board has fixed October 21, 1998 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE; NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                        By Order of the Board of Directors,

                                        /s/ Beverly Santilli
                                        ---------------------------
                                        Beverly Santilli
                                        Secretary

Bala Cynwyd, Pennsylvania
October 28, 1998

                   American Business Financial Services, Inc.
                             111 Presidential Blvd.
                             Bala Cynwyd, PA 19004

                          ----------------------------

                                 PROXY STATEMENT

                          ----------------------------

     The accompanying proxy is solicited by and on behalf of the Board of Directors of American Business Financial Services, Inc. (the "Company" or "ABFS") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on December 15, 1998 at 2:00 P.M. (Eastern Standard Time) at the office of ABFS, 111 Presidential Boulevard, Bala Cynwyd, PA 19004 and at any postponement or adjournment thereof. The approximate date on which this proxy statement and the accompanying form of proxy will first be sent or given to stockholders is October 28, 1998.

     Sending in a signed proxy will not affect the stockholder's right to attend the annual meeting and vote in person since the proxy is revocable. Any stockholder giving a proxy has the power to revoke it by, among other methods, delivering a later dated proxy or giving written notice to the Secretary of ABFS at any time before the proxy is exercised.

     The expense of the proxy solicitation will be borne by ABFS. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or teletype by directors, officers or employees of ABFS and its subsidiaries without additional compensation. Upon request by brokers, dealers, banks or voting trustees, or their nominees who are record holders of the Company's common stock, par value $0.001 per share (the "Common Stock"), ABFS is required to pay the reasonable expenses incurred by such record holders for mailing proxy materials and annual stockholder reports to any beneficial owners of the Common Stock.

     A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the instructions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of the Common Stock for election of all nominees for director hereinafter named.

     The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting:
(i) matters which ABFS does not know, a reasonable time before the proxy solicitation, are to be presented at the Annual Meeting; (ii) approval of the minutes of a prior meeting of stockholders, if such approval does not amount to ratification of the action taken at the Annual Meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (v) matters incident to the conduct of the Annual Meeting. In connection with such matters, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

     The Company is not currently aware of any matters which will be brought before the Annual Meeting (other than procedural matters) which are not referred to in the enclosed notice of the Annual Meeting.

     The Company had 3,523,406 shares of Common Stock outstanding at the close of business on October 21, 1998 (the "Record Date"). In order for a quorum to be present at the Annual Meeting, a majority of the outstanding shares of the Company's Common Stock as of the close of business on the Record Date must be present in person or represented by proxy at the Annual Meeting. All such shares that are present in person or represented by proxy at the Annual Meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes.

     Each share of Common Stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting. The election of directors will be determined by a plurality vote. The affirmative vote of a majority of the shares present or represented by proxy is required to approve any other business matters properly brought before the Annual Meeting. Under the Delaware General Corporation Law, an abstention, withholding of authority to vote or broker non-vote on any proposal, other than the election of directors, will have the same legal effect as an "against" vote.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of October 21, 1998, the beneficial ownership of the Company's Common Stock: (i) by each person known by the Company to be the beneficial owner of five percent or more of the Company's outstanding Common Stock, (ii) by each director and nominee for director of the Company,
(iii) by each executive officer whose compensation exceeded $100,000 during fiscal 1998 and Mr. Albert Mandia (the "Named Officers"), and (iv) by the directors, director nominees and executive officers of the Company as a group. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares. The business address of the officers of ABFS is that of the Company.


                Name, Position and Address                           Number of Shares              Percentage
                    of Beneficial Owner                           Beneficially Owned(1)             of Class
----------------------------------------------------------        ---------------------            ----------
Anthony J. Santilli, Jr., Chairman, President,                         932,044 (2) (3)                26.0%
Chief Executive Officer, Chief Operating
Officer and Director of ABFS
and Beverly Santilli, President of ABC
and First Executive Vice President and Secretary of ABFS

Michael DeLuca, Director of ABFS                                       204,735 (4)                     5.7
Lux Products
6001 Commerce Park
Mt. Laurel, NJ  08054

Richard Kaufman, Director of ABFS                                      180,561 (4)                     5.1
1126 Bryn Tyddyn Drive
Gladwyne, PA  19035

Leonard Becker, Director of ABFS                                       121,230 (4)                     3.4
Becker Associates
111 Presidential Blvd., Suite 140
Bala Cynwyd, PA  19004

Harold E. Sussman, Director of ABFS                                    111,711 (4)                     3.1
Colliers, Lanard & Axilbund
399 Market Street, 3rd Floor
Philadelphia, PA  19106

Jeffrey M. Ruben                                                        25,500 (5)                     (6)
Executive Vice President and General
  Counsel of ABFS

David M. Levin                                                          17,500 (7)                     (6)
Senior Vice President - Finance of ABFS

Albert W. Mandia                                                        12,500 (8)                     (6)
Executive Vice President and Chief Financial
Officer of ABFS

Wellington Management Company, LLP,                                    474,400 (9)                    13.5
Bay Pond Partners, L.P., Wellington Hedge Management,
LLC and Wellington Hedge Management, Inc.
75 State Street
Boston, MA 02109

All executive officers and directors as a group (9 persons)           1,605,781(10)                   42.5


-------------------------

(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the SEC. Accordingly they may include securities owned by or for, among others, the wife and/or minor children or the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after the date of this table. Beneficial ownership may be disclaimed as to certain of the securities.

(2)  Shares listed are held in joint tenancy by Mr. and Mrs. Santilli.

(3) Includes options to purchase 37,500 shares of Common Stock awarded to Mr. Santilli pursuant to the Company's Stock Option Plan, all of which are currently exercisable. Also includes options to purchase 12,500 and 5,000 shares of the Company's Common Stock awarded to Mrs. Santilli pursuant to the Company's Stock Option Plan, of which options to purchase 14,000 shares are not currently exercisable within 60 days of the Record Date.

(4) Includes options to purchase 27,500 shares of Common Stock awarded to each non-employee director of the Company pursuant to the Company's 1995 Stock Option Plan for Non-Employee Directors, and options to purchase 10,000 shares of Common Stock awarded to each non-employee director pursuant to the Company's 1997 Stock Option Plan for Non-Employee Directors, all of which are not currently exercisable.

(5) Includes 500 shares held directly and an option to purchase 7,500 shares of the Company's Common Stock awarded to Mr. Ruben pursuant to the Company's Stock Option Plan which option is currently exercisable. Also includes options to purchase 12,500 and 5,000 shares of the Company's Common Stock awarded to Mr. Ruben pursuant to the Company's Stock Option Plan, of which options to purchase 14,000 shares are not exercisable within 60 days of the Record Date.

(6)  Less than one percent.

(7) Includes options to purchase 12,500 and 5,000 shares of the Company's Common Stock awarded to Mr. Levin pursuant to the Company's Stock Option Plan, of which options to purchase 14,000 shares are not currently exercisable within 60 days of the Record Date.

(8) Represents options to purchase 12,500 shares of the Company's Common Stock awarded to Mr. Mandia pursuant to the Company's Stock Option Plan, none of which are currently exercisable.

(9) As reported in an amended Schedule 13G dated January 12, 1998 filed by Wellington Management Company, LLP ("WMC"). Of the 474,000 shares reported as beneficially owned by WMC, shared voting was reported with respect to 460,000 shares and shared dispositive power was reported with respect to 474,000 shares. All of the shares beneficially owned by WMC are owned of record by clients of WMC, none of which hold more than 5.0% of such shares except for Bay Pond Partners, L.P., whose ownership is described herein. In a Schedule 13G dated February 17, 1998 filed by Bay Pond Partners, L.P. ("BPP"), a limited partnership, its general partner, Wellington Hedge Management, LLC ("WHML"), and Wellington Hedge Management, Inc. ("WHMI"), the managing member of WHML, each of BPP, WHML and WHMI reported shared voting and dispositive power with respect to the 291,500 shares (8.3% of the outstanding shares) beneficially owned by them.

(10) Includes options to purchase 260,000 shares of the Company's Common Stock awarded to directors and officers of the Company pursuant to the Company's stock option plans of which options to purchase 54,500 shares of the Company's Common Stock are not currently exercisable.

                      PROPOSAL I -- ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation currently provides that the Board shall consist of not less than one nor more than fifteen directors and that within these limits the number of directors shall be as established by the Board. The Board has set the number of directors at five or until their successors are elected and qualified. The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, having staggered terms of office, which are as equal in number as possible. The members of each class of directors are to be elected for a term of three years. The Company's Amended and Restated Articles of Incorporation does not permit stockholders to cumulate their votes for the election of directors.

     The following table sets forth certain information, as of the Record Date, regarding the Company's Board of Directors

                                               Position(s) Held             Director            Term to
Name                          Age(1)            in the Company                Since              Expire
----                          ------           ----------------             --------            -------

                                                   Nominees
                                                   --------
Anthony J. Santilli, Jr.        55       Chairman, President, Chief           1993               2001
                                         Executive Officer, Chief
                                         Operating Officer and
                                         Director

Richard Kaufman                 56       Director                             1993               2001


                                         Directors Remaining in Office
                                         -----------------------------
Leonard Becker                  75       Director                             1993               1999
Michael DeLuca                  66       Director                             1993               2000
Harold E. Sussman               72       Director                             1993               2000


(1)  As of June 30, 1998.

     The principal occupation of each director of the Company and each of the nominees for director is set forth below. All directors have held their present position for at least five years unless otherwise indicated.

     Anthony J. Santilli, Jr. is the Chairman, President, Chief Executive Officer and Chief Operating Officer of the Company and is an executive officer of its subsidiaries. He has held the positions with the Company since early 1993 when the Company became the parent company of American Business Credit, Inc. ("ABC") and the positions with the subsidiaries since the formation of ABC in June 1988.

     Prior to the founding of ABC in 1988, Mr. Santilli was Vice President and Department Head of the Philadelphia Savings Fund Society ("PSFS"). As such, Mr. Santilli was responsible for PSFS' commercial relationships with small and middle market business customers. Mr. Santilli also served as the secretary of PSFS' Asset/Liability Committee and Policy Committee from May 1983 to June 1985 and June 1986 to June 1987, respectively.

     Leonard Becker is a former 50% owner and officer of the SBIC of the Eastern States, Inc., a federally licensed small business corporation which made medium term loans to small business concerns. For the last 30 years, Mr. Becker has been heavily involved in the investment in and management of real estate; and, has been involved in the ownership of numerous shopping centers, office buildings and apartments. Mr. Becker formerly served as a director of Eagle National Bank and Cabot Medical Corp.

     Michael DeLuca was President, Chairman of the Board, Chief Executive Officer and a former owner of Bradford-White Corporation, a manufacturer of plumbing products, for a period of approximately thirty years. Presently, Mr. DeLuca serves as a Director of BWC-West, Inc., Bradford-White International and is Chief Executive Officer and a Director of Lux Products Corporation.

     Richard Kaufman is a private investor. From 1982 to 1996, he was self employed and involved in making and managing investments for his own benefit. From 1976 to 1982, Mr. Kaufman was President and Chief Operating Officer of Morlan International, Inc., a cemetery and financial services conglomerate. From 1970 to 1976, Mr. Kaufman served as a Director and Vice President-Real Estate and Human Services Division of Texas International, Inc., an oil and gas conglomerate.

     Harold E. Sussman is currently a principal in and Chairman of the Board of the real estate firm of Colliers, Lanard & Axilbund, a major commercial and industrial real estate brokerage and management firm in the Philadelphia area, with which he has been associated since 1972.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES FOR DIRECTOR.
---

Board, Committees and Attendance at Meetings

     The Board of Directors of the Company held four meetings during the fiscal year ended June 30, 1998. During fiscal 1998, no director attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by committees of the Board of Directors on which he served. The following is a description of each of the committees of the Board of Directors of the Company.

     Audit Committee. The members of the Audit Committee are Messrs. DeLuca, Sussman and Becker. The Audit Committee reviews the Company's audited financial statements and makes recommendations to the Board concerning the Company's accounting practices and policies and the selection of independent accountants. The Audit Committee met once during the year ended June 30, 1998.

     Compensation Committee. The members of the Compensation Committee are Messrs. DeLuca, Sussman and Kaufman. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the executive officers and administers the Company's stock option plans. The Compensation Committee met once during the year ended June 30, 1998.

     Finance Committee. The members of the Finance Committee are Messrs. Santilli, Becker, Kaufman and DeLuca. The Finance Committee monitors and makes suggestions as to the interest rates paid by the Company on its debt instruments, develops guidelines and sets policy relating to the amount and maturities of investments to be accepted by the Company and performs cash management functions. The Finance Committee met four times during the year ended June 30, 1998.

     Executive Committee. The members of the Executive Committee are Messrs. Santilli, Kaufman and Becker. The Executive Committee is empowered by the Board to act in its stead between meetings of the Board. The Executive Committee met twice during the year ended June 30, 1998.

Compensation of Directors

     General. Non-employee directors of the Company receive an annual stipend of $5,000 and a monthly stipend of $1,000 during fiscal 1998. During fiscal 1999, non-employee directors will receive an annual stipend of $5,000, a monthly stipend of $1,500 and $500 for each committee meeting attended. Mr. Santilli, the only director who is also an officer of the Company, does not receive any separate fee for acting in his capacity as a director.

     1995 Non-Employee Director Plan. The Company adopted the 1995 Stock Option Plan for Non-Employee Directors (the "1995 Non-Employee Director Plan") in order to attract, retain and motivate non-employee directors and to encourage such individuals to increase their ownership interest in the Company. The 1995 Non-Employee Director Plan was adopted by the Board of Directors on September 12, 1995 and became effective upon its ratification by the stockholders at the annual meeting held on May 31, 1996. Such plan provides for the award of options to purchase up to 135,000 shares of the Company's Common Stock from the Company's authorized but unissued shares. As of June 30, 1998, 25,000 shares remain available for future issuances under this plan.

     The 1995 Non-Employee Director Plan is administered by the Board of Directors of the Company who shall have the exclusive right to determine the amount and conditions applicable to the options issued pursuant to such plan. Any non-employee director of the Company or its subsidiaries is eligible to participate in such plan.

     Options granted under the 1995 Non-Employee Director Plan are not incentive stock options ("Non-Qualified Stock Options") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of the stock options granted under the 1995 Non-Employee Director Plan shall be equal to the fair market value of the Company's Common Stock on the date of grant. Payment of the exercise price for options granted under the 1995 Non-Employee Director Plan may be made (i) in cash, or (ii) unless prohibited by the Board of Directors in shares of Common Stock, or a combination of cash and shares. Except in the event of death or disability of the director as described below, all options granted pursuant to the 1995 Non-Employee Director Plan are exercisable during the lifetime of the director only by the director and may not be exercised more than ten years from the date of the grant. Unless terminated earlier as provided in the 1995 Non-Employee Director Plan, all unexercised options terminate three months following the date on which an optionee ceases to be a director of the Company but in no event shall an option be exercisable after ten years from the date of grant thereof. In the event that a non-employee director dies or becomes disabled during the option term, the director's executor or legal guardian, as applicable, may exercise such option during the three month period following such event to the same extent that the director was entitled to exercise such option prior to his death or disability but in no event later than ten years from the date of grant.

     In connection with the adoption of such plan, each non-employee director of the Company received an option to purchase 22,500 shares of Common Stock at an exercise price of $5.00 per share (the "Formula Award"). Each new outside director elected subsequent to the adoption of the 1995 Non-Employee Director Plan would also receive an option to purchase 22,500 shares of Common Stock, subject to availability, at the market price on the date of grant. In addition, on October 22, 1996, the Board of Directors awarded each non-employee director an option to purchase 5,000 shares of the Company's Common Stock. Such options had an exercise price of $17.75 per share.

     1997 Non-Employee Director Plan. The Company adopted the 1997 Stock Option Plan for Non-Employee Directors (the "1997 Non-Employee Director Plan") in order to attract, retain and motivate non-employee directors and to encourage such individuals to increase their ownership interest in the Company. The 1997 Non-Employee Director Plan was adopted by the Board of Directors on September 30, 1997 and became effective upon its ratification by the stockholders at the annual meeting held on December 16, 1997. Only directors of the Company who are not full-time employees of the Company or its subsidiaries may receive awards under the 1997 Non-Employee Stock Option Plan. The aggregate number of shares which may be issued upon the exercise of options under the 1997 Non-Employee Director Plan is 120,000 shares of the Company's Common Stock. At October 21, 1998, options to purchase 40,000 shares were awarded under the 1997 Non-Employee Director Plan.

     The Non-Employee Director Plan is administered by the Board of Directors of the Company, or a committee appointed by the Company's Board of Directors who shall adopt such rules and regulations for the conduct of its business and administration of the 1997 Non-Employee Director Plan. References to the term "Committee" in this section refer to either the Company's Board of Directors or such committee.

     Only Non-Qualified Stock Options may be awarded pursuant to the 1997 Non-Employee Director Plan. The exercise price of the stock options granted under the 1997 Non-Employee Director Plan shall be equal to the fair market value of the Company's Common Stock on the date of grant. Payment of the exercise price for options granted under the 1997 Non-Employee Director Plan may be made (i) in cash, or (ii) unless prohibited by the Board of Directors in shares of Common Stock, or a combination of cash and shares. No option granted under the 1997 Non-Employee Director Plan is assignable or transferable, otherwise than by will or by the laws of descent and distribution. Except in the event of death or disability, all options granted under the 1997 Non-Employee Director Plan are exercisable during the lifetime of an optionee, and are exercisable only by such optionee. In the event that a non-employee director dies or becomes disabled during the option term, the director's executor or legal guardian, as applicable, may exercise such option during the three month period following such event to the same extent that the director was entitled to exercise such option prior to his death or disability but in no event later than ten years from the date of grant.

     Each non-employee director of the Company shall be automatically granted an option to purchase 5,000 shares of the Company's Common Stock on October 1st of each year commencing in fiscal 1998 for a period of three years. Notwithstanding the foregoing, no award of options may be made pursuant to the non-employee director plan unless such award is approved by the Board of Directors prior to October 1st of each year.

     Options granted pursuant to the Non-Employee Director Plan shall be immediately exercisable following their grant. Unless terminated earlier by the option's terms, options granted under the 1997 Non-Employee Director Plan will expire three years after the date they are granted. All unexercised options terminate three months after the optionee ceases to be a director of the Company (whether by death, disability, resignation, removal, failure to be reelected or otherwise, and regardless of whether the failure to continue as a director was for cause or otherwise), but not later than three years after the date of option grant.

     Unless terminated earlier by the Company's Board of Directors, the 1997 Non-Employee Director Plan will remain in effect until all awards granted pursuant to such plan have been satisfied by the issuance of shares, provided that no new awards shall be granted under the 1997 Non-Employee Director Plan more than three years from the date of adoption of such plan by the Board of Directors.

     The Non-Employee Director Plan provides for adjustments to the number of shares subject to outstanding options and to the exercise price of such outstanding options in the discretion of the Board of Directors in event of a declaration of stock dividend, stock split, merger, consolidation, split up, combination, recapitalization, conversion or similar circumstances.

     The Board of Directors may amend or supplement the Non-Employee Director Plan in any way, or suspend or terminate such plan at any time, as determined by the Board of Directors; provided, however, that such action shall not affect options granted under the Non-Employee Director Plan prior to the actual date on which such action occurred.

Executive Compensation

     The following table sets forth information regarding compensation paid by the Company and its subsidiaries to the Chief Executive Officer and each Named Officer.

                           SUMMARY COMPENSATION TABLE

                                                                                                         Long Term
                                                       Annual Compensation(1)                       Compensation Awards
                                            ---------------------------------------------  -----------------------------------------
                                                                                                         Securities
                                                                                           Restricted    Underlying
               Name and                     Fiscal                          Other Annual      Stock       Options/       All Other
          Principal Position                 Year     Salary      Bonus    Compensation(1)   Award(s)     SARS (#)     Compensation
 ------------------------------------       ------   --------   ---------- --------------- -----------   ----------    -------------
 Anthony J. Santilli, Jr.                    1998    $356,250   $579,030        --             --          5,000(2)       $2,000
 Chairman, President, Chief Executive        1997     287,600    484,200        --             --          5,000(3)           --
 Officer, Chief Operating Officer and        1996     237,500    300,000(4)     --             --         22,500(5)           --
 Director of ABFS

 Beverly Santilli                            1998    $237,503   $374,908        --             --          5,000(6)       $2,000
 President, ABC and First Executive          1997     182,750    322,800        --             --         12,500(7)           --
 Vice President and Secretary of ABFS        1996     120,000     65,000        --             --             --              --


 Jeffrey M. Ruben                            1998    $152,083    $71,250        --             --          5,000(6)       $1,979
 Executive Vice President and                1997     118,750     62,500        --             --         12,500(7)           --
 General Counsel of ABFS                     1996      96,125     50,000        --             --             --              --


 David M. Levin                              1998    $152,083    $60,000        --             --          5,000(6)       $1,979
 Senior Vice President - Finance and         1997      92,750     47,500        --             --         12,500(7)           --
 Chief Financial Officer of ABFS             1996      85,000     20,000        --             --             --              --

 Albert W. Mandia                            1998     $22,917    $    --        --             --         12,500(9)       $   --
 Executive Vice President and
 Chief Financial Officer of ABFS (8)

-----------------------------
(1) Excludes perquisites and other personal benefits that do not exceed $50,000 or 10% of each officer's total salary and bonus.
(2) Represents an option to purchase 5,000 shares of Common Stock granted to Mr. Santilli in fiscal 1998 at an exercise price of $23.25 per share.
(3) Represents an option to purchase 5,000 shares of Common Stock granted to Mr. Santilli in fiscal 1997 at an exercise price of $17.75 per share.
(4) Represents Mr. Santilli's yearly bonus of $250,000 plus a one-time bonus of $50,000 paid in October 1995.
(5) Represents an option to purchase 22,500 shares of Common Stock granted to Mr. Santilli in fiscal 1996 at an exercise price of $5.00 per share.
(6) Represents an option to purchase 5,000 shares of Common Stock granted at an exercise price of $23.50 per share. Such option will vest at a rate of 20% per year over a five year period with the first portion vesting on September 30,1998, the first anniversary of the date of grant.
(7) Represents an option to purchase 12,500 shares of Common Stock at an exercise price of $20.00 per share. Such option will vest at a rate of 20% per year over a five year period with the first portion vesting on February 13, 1998, the first anniversary of the date of grant.
(8) Albert W. Mandia became the Company's Chief Financial Officer and an executive officer of the Company effective October 1, 1998 at an annual salary of $275,000. Mr. Mandia was not employed by the Company prior to fiscal 1998.
(9) Represents an option to purchase 12,500 shares of Common Stock at an exercise price of $23.00 per share.

     Management Incentive Plan. During fiscal 1997, the Board of Directors adopted a Management Incentive Plan for the benefit of certain officers of the Company and its subsidiaries, including certain of the Company's executive officers. The plan is intended to motivate management toward the achievement of the Company's business goals and objectives by rewarding management in the form of an annual cash bonus if certain established Company and individual goals are attained. Officers eligible to participate in the plan include selected officers at the level of Vice President and above. Bonuses are determined based upon the achievement of qualitative and quantitative individual, departmental and Company goals pursuant to an established formula under which the various factors are weighted based upon each individual's position, years of service and contribution to the overall performance of the Company or a subsidiary thereof. The maximum annual bonus awarded can range from 15% to 50% of an individual's annual salary for all officers of the Company, other than the President and First Executive Vice President. The annual bonus payable to each of the President and the First Executive Vice President under such plan is equal to 2.5% of such individual's base salary for each 1.0% the Company exceeds the Board established net income target. For example, if 80% of an individual's goals are met, a bonus of 50% of the individual's potential bonus is payable under the plan. If 100% of the individual's goals are reached, a bonus equal to 100% of the individual's potential bonus is payable under the plan. No bonuses will be paid in any year where the Company fails to meet at least 80% of its performance goals. Bonuses may be prorated to the extent an eligible participant has not been employed by the Company for a full 12 month period.

     Stock Option Plan. In 1993, the Company adopted, and the stockholders approved, the Company's Amended and Restated Stock Option Plan (the "Stock Option Plan"). At June 30, 1998, there are 560,000 shares reserved for issuance under the Stock Option Plan, 225,012 of which were exercised, 320,000 of which are issued and outstanding and 14,988 shares of which were available for issuance. Officers and key employees of the Company who are in positions in which their decisions, actions and counsel will have a significant impact upon the profitability and success of the Company are eligible to receive options under the Stock Option Plan. Options granted under the Stock Option Plan may be Incentive Stock Options, or Non-Qualified Stock Options.

     The Stock Option Plan is administered by the compensation committee which is comprised of three or more members of the Board of Directors of the Company, each of whom must meet the definition of a "non-employee" director within the meaning of Rule 16b-3 of the Exchange Act and an "outside director" as defined under Section 162(m) of the Code. The Compensation Committee has the discretion to interpret the provisions of the Stock Option Plan; to determine the persons to receive options under the Stock Option Plan; to determine the type of awards to be made and the amount, size and terms of each such award, to determine the time when awards shall be granted; and to make all other determinations necessary or advisable for the administration of the Stock Option Plan.

     Options granted under the Stock Option Plan may be options intended to qualify under Section 422 of the Code ("Incentive Stock Options"), or Non-Qualified Stock Options. The Stock Option Plan requires the exercise price of all stock options to be at least equal to the fair market value of the Common Stock on the date of the grant. Except as set forth below, all options granted pursuant to the Stock Option Plan are exercisable in accordance with a vesting schedule which is established at the time of grant and may not be exercised more than ten years from the date of the grant. No individual may receive more than 75% of the shares reserved for issuance under the Stock Option Plan. In the case of incentive stock options granted to a stockholder owning, directly or indirectly, in excess of 10% of the Common Stock, the option exercise price must be at least equal to 110% of the fair market value of the Common Stock on the date of grant and such options may not be exercised more than five years from the date of grant. Payment of the exercise price for options granted under the Stock Option Plan may be made in cash, shares of Common Stock, or a combination of both as determined by the compensation committee.

     All options granted pursuant to the Stock Option Plan are exercisable in accordance with a vesting schedule (if any) which is set by the compensation committee at the time of grant. The compensation committee may in its sole discretion, provide in an option agreement the circumstances under which the option shall become immediately exercisable and may accelerate the date on which all or any portion of an option may be exercised. All unexercised Incentive Stock Options terminate three months following the date on which an optionee's employment by the Company terminates, other than by reason of disability or death. An exercisable option held by an optionee who dies or who ceases to be employed by the Company because of disability may be exercised by the employee or his representative within one year after the employee dies or becomes disabled (but not later than the scheduled option termination date). No option granted under the Stock Option Plan is assignable or transferable, otherwise than by will or by the laws of descent and distribution. Except in the event of death or disability, all options granted under the Stock Option Plan are exercisable during the lifetime of an optionee, and are exercisable only by such optionee.

     The Stock Option Plan provides for adjustments to the number of shares subject to outstanding options and to the exercise price of such outstanding options in the discretion of the compensation committee in the event of a declaration of a stock dividend, distribution or other offering of shares, merger, consolidation, split up, combination, exchange, or recapitalization.

     The compensation committee may amend or terminate the Stock Option Plan at any time except that the compensation committee may not amend the Stock Option Plan without stockholder approval to (i) increase the number of shares which may be issued under the Stock Option Plan (other than pursuant to Section 14 of the Stock Option Plan); (ii) change the minimum option price (other than pursuant to
Section 14 of the Stock Option Plan); (iii) extend the term of the Stock Option Plan, or (iv) extend the period during which an option may be exercised or changed. In addition, no amendment or modification to the Stock Option Plan shall impair the rights of any optionee under any previously granted award without the consent of such optionee.

     The following table sets forth information regarding options exercised by the Named Officers during fiscal 1998 under the Stock Option Plan and the option values of options held by such individuals at fiscal year end.

              AGGREGATED OPTIONS/SAR EXERCISED IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                                             Value of Unexercised
                                                                  Number of Securities    In-the-Money Options/SARs
                                                                 Underlying Unexercised               at
                                                                    Options/SARs at            Fiscal Year End
                                 Shares Acquired     Value          Fiscal Year End              Exercisable/
              Name                on Exercise(#)  Realized($)  Exercisable/Unexercisable       Unexercisable(1)
------------------------------   ---------------  -----------  -------------------------  -------------------------
Anthony J. Santilli, Jr.               --             --                32,500/0                $405,000/$0(2)
Chairman, President, Chief
Executive Officer, Chief
Operating Officer and
Director of ABFS

Beverly Santilli                       --             --              2,500/15,000            $5,000/$20,000(3)
President of ABC and First
Executive Vice President and
Secretary of ABFS

Jeffrey M. Ruben                       --             --             10,000/15,000           $149,979/$20,000(4)
Executive Vice President and
General Counsel of ABFS

David M. Levin                         --             --              2,500/15,000            $5,000/$20,000(5)
Senior Vice President  -
Finance and Chief Financial
Officer of ABFS

Albert W. Mandia                       --             --                0/12,500                   $0/$0(6)
Executive Vice President and
Chief Financial Officer of ABFS

------------------------
(1) Represents the aggregate market value (market price of the Common Stock less the exercise price) of the options granted based upon the closing sales price per share of $22.00 on June 30, 1998.

(2) The exercise prices of options to purchase 22,500 shares, 5,000 shares and 5,000 shares held by Mr. Santilli are $5.00 per share, $17.75 per share and $23.25 per share, respectively.

(3) The exercise prices of the options to purchase 12,500 and 5,000 shares held by Mrs. Santilli are $20.00 per share and $23.50 per share, respectively. Such options vest at a rate of 20% of the initial award per year over a five year period commencing on February 13, 1998, and September 30, 1998, respectively.

(4) The exercise price of options to purchase 7,500 shares held by Mr. Ruben is $2.67 per share. The exercise prices of 12,500 and 5,000 shares held by Mr. Ruben are $20.00 per share and $23.50 per share, respectively. Such options vest at a rate of 20% of the initial award per year over a five year period commencing on February 13, 1998, and September 30, 1998, respectively.

(5) The exercise prices of the options to purchase 12,500 and 5,000 shares held by Mr. Levin are $20.00 and $23.50 per share, respectively. Such options vest at a rate of 20% of the initial award per year over a five year period commencing on February 13, 1998 and September 30, 1998, respectively.

(6) The exercise price of the options to purchase 12,500 shares held by Mr. Mandia is $23.00. Such options vest at a rate of 20% of the initial award per year over a five year period commencing June 1, 1999.

     The following table sets forth information regarding options to purchase shares of Common Stock granted to the Named Officers during fiscal 1998. The Stock Option Plan does not provide for the grant of stock appreciation rights ("SARs").

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS


                                                                                                       Potential Realized
                                            Number of     % of Total                                    Value at Assumed
                                            Securities   Options/SARs   Exercise                        Annual Rates of
                                            Underlying    Granted to     or Base                           Stock Price
                                           Options/SARs  Employees in     Price        Expiration        Appreciation for
                Name                       Granted (#)    Fiscal Year    ($/sh)            Date             Option Term
 ----------------------------------        ------------  ------------   --------   ------------------  -------------------
                                                                                                        5% ($)    10% ($)
                                                                                                        ------    -------
Anthony J. Santilli, Jr.                    5,000 (1)       5.4%         $23.25    October 1, 2007      $18,324   $38,479
Chairman, President, Chief Executive
Officer, Chief Operating Officer and
Director of ABFS

Beverly Santilli                            5,000 (2)       5.4%         $23.50    September 30, 2007   $ 56,515  $136,665
President of ABC and First Executive
Vice President and Secretary of ABFS

Jeffrey M. Ruben                            5,000 (2)       5.4%         $23.50    September 30, 2007   $ 56,515  $136,665
Executive Vice President and General
Counsel of ABFS

David M. Levin                              5,000 (2)       5.4%         $23.50    September 30, 2007   $ 56,515  $136,665
Senior Vice President - Finance and
Chief Financial Officer of ABFS

Albert W. Mandia                           12,500 (3)      13.5%         $23.00    June 1, 2008         $138,281  $334,391
Executive Vice President and Chief
Financial Officer of ABFS

----------------------
(1)  Such options have a term of three years and are fully vested.

(2) Such options vest at a rate of 20% of the initial award per year over a five year period commencing September 30, 1998.

(3) Such options vest at a rate of 20% of the initial award per year over a five year period commencing June 1, 1999.

Employment Agreements

     On January 29, 1997, the Company entered into employment agreements with each of Anthony J. Santilli, Jr., Beverly Santilli and Jeffrey M. Ruben pursuant to which they are entitled to receive annual salaries of $300,000, $200,000 and $125,000, respectively, during the term of the agreements. The employment agreements with Mr. and Mrs. Santilli were subsequently amended in October 1997. The salaries of Mr. and Mrs. Santilli are subject to increase but not decrease, on an annual basis based upon the Consumer Price Index. Mr. Ruben's salary is subject to increase on an annual basis based upon the Consumer Price Index and may also be increased from time to time by Mr. Santilli. Once increased, Mr. Ruben's salary may not be decreased following a "change in control" of the Company. The employment agreements are designed to assist the Company in maintaining a stable and competent management team. Certain of the terms of such agreements, including the amendments thereto, are described below.

     The term of each agreement terminates upon the earlier of: (a) the employee's death, permanent disability, termination of employment for cause, voluntary resignation (provided that no voluntary resignation may occur within three years of February 20, 1997, the closing date of the public offering of the Company's Common Stock absent a change in control) or seventieth birthday or (b) the later of: (i) the fifth year anniversary of the execution of the agreement (or three years in the case of Mr. Ruben); or (ii) five years (or three years in the case of Mr. Ruben) from the date of notice to the employee of the Company's intention to terminate the agreement. To the extent the Company gives Mr. or Mrs. Santilli notice of its intent to terminate their agreements, other than for cause, such individuals would be entitled to receive their salaries and certain benefits for five years. To the extent Mr. Ruben is terminated without cause during the term of his agreement, he would be entitled to receive his salary for three years except that if such termination occurs while Mr. Santilli is Chief Executive Officer of the Company, he shall receive a termination payment equal to the current year's base salary.

     The employment agreements with each of Mr. and Mrs. Santilli also provide for a cash payment to each employee equal to 299% of the last five years' average annual compensation as calculated in accordance with Section 280G of the Code, (in addition to any other payments and benefits due under the agreements) in the event of a "change in control" (as defined in such agreements), of the Company during the term of the agreements to which such employee does not consent in such individual's capacity as a director or stockholder of the Company. Mr. Ruben's agreement provides for a similar cash payment only if his employment is terminated in the event of a "change in control," which payment shall be in lieu of any additional payment which may be due pursuant to the terms of his agreement. The agreements with Mr. Ruben and Mrs. Santilli also provide that in the event of a "change in control" of the Company each employee's stock options shall vest in full (provided, that in the case of Mrs. Santilli, she does not consent to such "change in control"). The vesting of options and the receipt of other payments and benefits provided for under the agreements upon a "change in control" of the Company may subject an employee to the payment of an excise tax equal to 20% of all payments contingent upon a "change in control" made in excess of the employee's base compensation. Under the terms of the agreements, in such event the Company will pay the employees an additional amount such that the net amount of payments retained by the employees after the payment of any excise tax and any federal, state and local income and employment taxes and the excise tax on the additional amount paid by the Company shall be equal to the total payments or benefits to be received by the employees under their respective agreements. The Company is not entitled to a deduction for any payments subject to the excise tax made to employees pursuant to the terms of the agreements. For purposes of all of the employment agreements, a "change in control" of the Company shall include: (a) a change in the majority of the members of the Board of Directors within a two-year period, excluding a change due to the voluntary retirement or death of any board member (with respect to Mr. Ruben's agreement, no "change in control" as a result of a change in the majority of the directors will be deemed to occur under the terms of his agreement if Mr. Santilli remains Chairman of the Board), or (b) a person or group of persons acting in concert (as defined in Section 13(a) of the Exchange
Act) acquires beneficial ownership, within the meaning of Rule 13(d)(3) of the Rules and Regulations of the Commission promulgated pursuant to the Exchange Act, of a number of voting shares of the Company which constitutes (i) 50% or more of the Company's shares voted in the election of directors, or (ii) more than 25% of the Company's outstanding voting shares. Based upon their current salaries, if Mr. and Mrs. Santilli and Mr. Ruben had been terminated as of June 30, 1998 under circumstances entitling them to change in control payments (excluding the value realized upon the exercise of options or any excise tax and other payments described above, which amounts may vary based upon a variety of factors, including but not limited to, the acquisition price and the timing of the change in control), Mr. Santilli, Mrs. Santilli and Mr. Ruben would have been entitled to receive a lump sum payment of approximately $1,562,000, $879,000 and $423,000, respectively. In addition, Mr. and Mrs. Santilli's agreements would continue to be in force for the remainder of their term as described above.

     Each employment agreement also prohibits the employee from divulging confidential information regarding the Company's business to any other party and prohibits the employee, during the term of the agreement, from engaging in a business or being employed by a competitor of the Company without the prior written consent of the Company. The Company may extend the non-compete provisions of any of the agreements at its option (or in the case of Mr. Ruben, with his consent) for up to one year following the termination of such agreement upon payment to the employee of an amount equal to the highest annual salary and bonus received by the employee during the term of the agreement; provided, however, that the non-compete provisions of Mr. Ruben's contract shall be automatically extended for one year in the event he is terminated without cause and receives a severance payment pursuant to the terms of his agreement unless he returns a pro rata portion of the severance payment received from the Company.

     The employment agreements with Mr. and Mrs. Santilli also provide for the payment of an annual cash bonus equal to 2.5% of each individual's base salary for each 1.0% the Company exceeds the Board established net income target. Mr. Ruben's agreement provides for his participation in the Company's bonus plan established by the Board of Directors. Each employment agreement also provides the employees with certain other benefits including a company car for each of Mr. and Mrs. Santilli, payment of certain life, health (including the payment of health insurance benefits for the family of Mr. and Mrs. Santilli) and disability insurance payments and reimbursement for all reasonable expenses incurred by the employee in the performance of his or her duties. In the event Mr. Santilli becomes disabled (as defined in the agreement) during the term of his agreement, such employment agreement also provides for the payment of monthly disability payments to him in an amount equal to his monthly salary prior to the disability less any disability benefits received by Mr. Santilli pursuant to any disability insurance paid for, in whole or in part, by the Company for the period of his disability, but in no event beyond the date Mr. Santilli reaches 65 years of age.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     General. The Company's Compensation Committee is comprised entirely of non-employee members of the Company's Board of Directors. The Compensation Committee reviews and approves each of the elements of the executive compensation program of the Company. Certain aspects of executive compensation are then submitted to the full Board for review. The Compensation Committee recommends changes in compensation for those individuals whose compensation is governed by employment agreements to the Board of Directors for action and determines the compensation of the Company's officers whose compensation is not governed by the terms of employments agreements.

     Compensation Objectives. The Compensation Committee believes that compensation for the Company's executive officers should be determined in a manner which emphasizes increasing value for the Company's stockholders. Based upon this objective, the Compensation Committee's executive compensation program is designed to pay base salaries to executives at levels that enable the Company to attract, motivate and retain talented executives. In addition, the Compensation Committee may provide annual cash bonuses as well as stock option grants as a component of compensation and/or as a reward for performance based upon: (i) individual performance, (ii) the Company's operating and financial results and departmental goals, and (iii) other performance measures. Stock option grants which are made at the fair market value of the Company's Common Stock on the grant date are intended to result in no reward if the stock price does not appreciate, but may provide substantial rewards to executives as stockholders benefit from stock price appreciation. Consistent with this overall philosophy, the Compensation Committee's specific objectives are to:

         o Align the financial interests of executive officers with those of stockholders by providing Company equity-based incentives.

         o Provide annual variable cash bonus compensation awards that take into account the Company's overall performance, individual contributions and other factors that increase stockholder value.

         o Offer a total compensation program that takes into account the compensation practices and financial performance of companies the Company's industry and other comparable companies as well as the Company's future needs.

         o Emphasize performance-based and equity-based compensation for officers at the level of vice president and above which reward significantly upside performance that exceeds targeted goals. In particular, for the Company's senior officers, the Compensation Committee focuses more on Company performance, and individual contributions to the achievement of established departmental and Company goals and less on comparable marketplace compensation comparisons in determining the amount of equity based compensation and annual cash bonuses.

     Components of Compensation. There are three major components of the Company's executive officer compensation: (i) base salary, (ii) annual cash bonus awards, and (iii) equity-based incentive awards in the form of stock option grants. Executive officers also receive other benefits including medical, disability and life insurance and in certain cases family insurance coverage as well as a car allowance.

     The Compensation Committee uses its subjective judgment in determining executive officer compensation levels and takes into account both qualitative and quantitative factors. Except as described below, the Compensation Committee does not generally assign specific weights to these factors. Among the factors considered by the committee are the recommendations of the Chairman of the Board, President and Chief Executive Officer, Mr. Santilli, with respect to the compensation of the Company's other key executive officers (other than Mrs. Santilli). However, the Compensation Committee makes the final compensation decisions concerning all officers, other than those governed by employment agreements that require full board approval or specific officer approval. In these cases, the Compensation Committee makes recommendations on compensation to the Board or officer with final approval authority.

     In making compensation decisions, the Compensation Committee considers compensation practices and financial performance of companies in the Company's industry and other comparable companies. This information provides guidance and a framework to the Compensation Committee, but the committee does not target total executive compensation or any component thereof to any particular point within, or outside, the range of companies in the Company's industry and other comparable companies' results. Specific compensation for individual officers will vary from these levels as the result of subjective factors considered by the Compensation Committee unrelated to compensation practices of comparable companies. In making compensation decisions, the Compensation Committee also receives assessments and advice regarding the compensation practices of the Company and others from independent compensation consultants. The Compensation Committee believes that the attraction and retention of superior officers is essential to the Company's ability to compete effectively with larger competitors and continue to implement its growth strategy.

     Base Salary and Cash Bonuses. Each Company executive receives a base salary, which when aggregated with their bonus, is intended to be competitive with similarly situated executives in the Company's industry and executives at other comparable companies. The Company targets base pay at the level required to attract and retain highly qualified executives. In determining salaries, the Compensation Committee also takes into account, among other factors, individual experience and performance and specific needs particular to the Company. During fiscal 1997, the Company entered into employment agreements with Messrs. Santilli and Ruben and Mrs. Santilli. The base salaries of Mr. Santilli, Mrs. Santilli, and Mr. Ruben are structured in accordance with their employment agreements which provide that salaries of such individuals may be increased but not decreased and provide for annual increases which may not be less than the increase in the cost of living for the prior year. For Mr. and Mrs. Santilli, the Compensation Committee recommends compensation increases which are acted upon by the full Board. Mr. Ruben's agreement provides that Mr. Santilli shall determine the amount of any salary increases over the cost of living increases.

     In addition to base salary, officers at the level of vice president and above are eligible to receive an annual cash bonus under the Management Incentive Plan. The bonuses are based upon executive performance and certain other factors. Bonuses are determined based upon the achievement of qualitative and quantitative individual, departmental and Company goals pursuant to an established formula under which the various factors are weighted based upon each individual's position, years of service and contribution to the overall performance of the Company or a subsidiary thereof. The maximum annual bonus awarded can range from 15% to 50% of an individual's annual salary for all officers of the Company, other than Mr. Santilli and Mrs. Santilli. The annual bonus payable to each of Mr. Santilli and Mrs. Santilli under such plan is equal to 2.5% of such individual's base salary for each 1.0% the Company exceeds the Board established net income target. The Company believes that bonuses paid in fiscal 1998 were reflective of such performance under the Management Incentive Plan. The amount of bonus and the performance criteria vary with the position and role of the executive within the Company, although bonuses are significantly tied to the Company's financial performance.

     Base salary and cash bonuses to Company executives for fiscal 1998 were determined and paid in accordance with the compensation objectives discussed in this report.

     Stock Options. The Company believes that it is important for executives to have an equity stake in the Company and, toward this end, makes stock option grants to key executives from time to time. In making option awards, the Compensation Committee reviews the level of awards granted to executives at companies in the Company's industry and executives at other comparable companies, the awards granted to other executives within the Company and the individual officer's specific role and contribution at the Company. During fiscal 1998, options to purchase approximately 100,000 shares were granted to officers and employees of the Company at exercise prices ranging from $20.50 to $27.00, which represent at least the fair market value of the Company's Common Stock on the date of grant. Except for options granted to the Chief Executive Officer which vest immediately, all other options granted become exercisable over a five year period on each successive anniversary of the date of grant and each vested portion is exercisable for five years from date vested. Of the options granted in fiscal 1998, 32,500 were granted to Messrs. Santilli, Ruben, Levin and Mandia and Mrs. Santilli.

     Chief Executive Officer Compensation. Mr. Santilli was the founder of the Company and has served as its Chairman, President and Chief Executive Officer since the Company's inception. On January 29, 1997, the Company entered into an employment agreement with Mr. Santilli. The agreement established Mr. Santilli's base salary at $300,000 and provided that his base salary may be increased from time to time and once increased may not be decreased. Mr. Santilli's base salary is automatically adjusted each year based upon the increase in the cost of living as determined by the Consumer Price Index. Pursuant to the terms of his employment agreement, Mr. Santilli's salary increases above the cost of living increase require full Board approval. On an annual basis, the Compensation Committee reviews and approves the compensation of Mr. Santilli which is submitted to the Board of Directors for its approval. For fiscal 1998, Mr. Santilli's base salary was $365,250. During fiscal 1998, Mr. Santilli also received a cash bonus of $579,030 under the Management Incentive Plan. Pursuant to the terms of his employment agreement, Mr.

Santilli's bonus is equal to 2.5% of his base salary for each 1.0% of the Company exceeds the Board established net income target. The Compensation Committee believes that Mr. Santilli's compensation is consistent with the compensation paid to Chief Executive Officers of comparable, publicly-held finance companies, and other companies comparable to the Company. In addition, Mr. Santilli is the largest stockholder of the Company, and to the extent his performance as Chairman, President and Chief Executive Officer translates into an increase in the stockholder value, all stockholders share the benefits, including Mr. Santilli.

     The Compensation Committee approved the compensation of Mr. Santilli and the Company's executive officers for fiscal 1998, following the principles and procedures outlined in this report.

     Policy on Deductibility of Compensation in Excess of $1.0 Million. Generally, Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder (collectively, "Section 162(m)"), denies a deduction to any publicly held company, such as the Company, for certain compensation exceeding $1.0 million paid during the taxable year to the chief executive officer and the four other highest paid executive officers. Notwithstanding the foregoing, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors" (as defined for purposes of Section 162(m)). All of the members of the Compensation Committee qualify as "outside directors." As a result, the Company believes compensation resulting from the grant/exercise of options under the Company's Amended and Restated Stock Option Plan will be deductible. Any future employee incentive plan or other form of compensation subject to this rule which is considered for adoption by the Company will be evaluated prior to any such adoption to determine the plan's anticipated compliance with the Section 162(m) limitation and this policy.

                           The Compensation Committee.

Michael DeLuca             Richard Kaufman                 Harold E. Sussman

Stock Performance Graph

     The following graph shows a comparison of the cumulative total return for the Company's Common Stock, the NASDAQ Stock Market and the Peer Group Index (defined below), assuming an investment of $100 in each on February 14, 1997, the date the Company's Stock began trading on the NASDAQ Stock Market, and the reinvestment of all dividends. The data points used for the performance graph are listed below.

     The Peer Group Index reflects the performance of the following publically traded companies in industries similar to that of the Company: Aames Financial Corp., AMRESCO, Conti-Financial Corp., Delta Financial Corp., First Alliance Corp., Homegold Financial, IMC Mortgage, United Companies Financial and First Plus Financial.


                                     [GRAPH]



    Performance Graph Data Points       2/14/97    6/30/97   6/30/98
--------------------------------------- --------- ---------- ---------
ABFS                                    $ 100.00  $ 100.08   $ 110.37
--------------------------------------- --------- ---------- ---------
NASDAQ                                  $ 100.00  $ 105.48   $ 138.59
--------------------------------------- --------- ---------- ---------
Peer Group Index                        $ 100.00   $ 98.45   $  89.56
--------------------------------------- --------- ---------- ---------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company does not have any formal policy concerning the direct or indirect pecuniary interest of any of its officers, directors, security holders or affiliates in any investment to be acquired or disposed of by the Company or in any transaction to which the Company is a party or has an interest. The Company will not enter into any such transactions unless approved by a majority of the entire Board of Directors, not including any interested director.

     On September 29, 1995, the Company made a loan in the amount of $600,032 to Anthony J. Santilli, Jr., its President and Chief Executive Officer. The proceeds of the loan were used to exercise options to purchase 225,012 shares of Common Stock of the Company at a price of $2.67 per share. The loan bears interest at the rate of 6.46% with interest due annually or at maturity and the principal due September 2005. The loan is secured by the stock purchased with the proceeds of the loan as well as additional shares of the Company's Common Stock owned by Mr. Santilli such that the value of the collateral is equal to twice the outstanding loan amount.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors, executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1998 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except for the late filing of a report in both fiscal 1997 and fiscal 1998 to disclose the grant of options by Messrs. Santilli, Kaufman, Becker, DeLuca, Sussman, Levin and Ruben and Mrs. Santilli.

                              STOCKHOLDER PROPOSALS

     Pursuant to recent amendments to the proxy rules under the Exchange Act, the Company's stockholders are notified that the deadline for providing the Company timely notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Company's 1999 Annual Meeting of Stockholders (the "1999 Meeting") will be September 14, 1999 As to all such matters which the Company does not have notice on or prior to September 14, 1999, discretionary authority shall be granted to the persons designated in the Company's proxy related to the 1999 Meeting to vote on such proposal. This change in procedure does not affect the Rule 14a-8 requirements applicable to inclusion of stockholder proposals in the Company's proxy materials related to the 1999 Meeting. A stockholder proposal regarding the 1999 Meeting must be submitted to the Company at its office located at Bala Pointe Office Centre, 111 Presidential Blvd., Bala Cynwyd, Pennsylvania, 19004, by July 1, 1998 to receive consideration for inclusion in the Company's 1999 proxy materials. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Based upon the recommendation of the Audit Committee, the Board of Directors has selected BDO Seidman, LLP to be the Company's independent certified public accountants for fiscal 1999.

     A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting to have the opportunity to make a statement if he desires to do so and to be available to respond to appropriate questions.

                                  ANNUAL REPORT

     This Proxy Statement is accompanied by the Annual Report to Stockholders for the year ended June 30, 1998 (the "Annual Report"). The Annual Report contains the Company's audited financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 1998 REQUIRED TO BE FILED WITH THE SEC WITHOUT CHARGE, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST THEREFOR TO:

                                Jeffrey M. Ruben
                  Executive Vice President and General Counsel
                             111 Presidential Blvd.
                             Bala Cynwyd, PA 19004



                                        By Order of the Board of Directors,

                                        /s/ Beverly Santilli
                                        -----------------------------------
                                        Beverly Santilli, Secretary

REVOCABLE PROXY

                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.

               Annual Meeting of Stockholders - December 15, 1998

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ABFS

         The undersigned hereby constitutes and appoints Anthony J. Santilli, Jr. and Jeffrey M. Ruben and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution for and in the name, place and stead of the undersigned to appear at the Annual Meeting of Stockholders (the "Annual Meeting") of American Business Financial Services, Inc. ("ABFS"), to be held on December 15, 1998, and at any postponement or adjournment thereof, and to vote all of the shares of Common Stock of ABFS which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned directs this proxy to vote as indicated on the reverse side of this proxy card:

         THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED AS DIRECTED. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, THE PERSONS NAMED HEREIN INTEND TO VOTE FOR THE ELECTION OF THE NOMINEES. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THE PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY'S PROXY STATEMENT.

                  (Continued and to be signed on reverse side)

         Please mark your votes as in this example. [X]

         The Board of Directors recommends a VOTE "FOR" the election of the nominees listed.

     I. The election as directors of all of the following nominees for the terms of three years (except as marked to the contrary):

        ANTHONY J. SANTILLI, JR.                 RICHARD KAUFMAN

        [ ] FOR                                  [ ] VOTE WITHHELD

         To withhold authority to vote for an individual nominee, write that nominee's name on the space provided below.

         -----------------------------------------.

II. In their discretion, the proxies are authorized to vote on any other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

         Should the undersigned be present and choose to vote at the Annual Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of ABFS at the Annual Meeting of the stockholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be terminated and shall have no force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary or by duly executing a proxy bearing a later date.

         The undersigned hereby acknowledges receipt of the Company's 1998 Annual Report to Shareholders, Notice of the Company's Annual Meeting and the Proxy Statement relating thereto.

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

_________________________   _________________________  DATE:______________, 1998
Signature(s)                                                (Please date
                                                             this Proxy)

NOTE: It would be helpful if you signed your name exactly as it appears on your stock certificate(s), indicating any official position or representative capacity. If shares are registered in more than one name, all owners should sign.


                         Please date, sign and mail your
                      proxy card back as soon as possible.

                         Annual Meeting of Stockholders
                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.

                                December 15, 1998